Key Terms – Private Label Agreement

BETWEEN

1.Gelteq Pty Ltd (ACN 619 501 254) of c/o Level 7, 616-616 St Kilda Road, Melbourne, VIC 3004, Australia (Gelteq); and

2.The Purchaser as set out in Schedule below (Purchaser).

No.	Item	Details
1.	Commencement Date	07/01/2021
2.	Gelteq Details	Entity	Gelteq Pty Ltd
		Company Number	ACN 619 501 254
		Contact Person	Simon Szewach
		Address	c/o Level 7, 616-616 St Kilda Road, Melbourne, VIC 3004, Australia
		Email Address	simon@legats.com.au
		Phone Number	+61 419 155 046
3.	Purchaser	Entity	Healthy Extracts Inc
		US Company Number	0001630176
		Contact Person	Duke Pitts
		Address	6445 S Tenaya Way Suite B110, Las Vegas, NV 89113
		Email Address	duke@bergametna.com
		Phone Number	702-505-0471
4.	Territory	USA and Canada
5.	Products	Gels containing Bergamot and UBN
6.	Minimum Purchase	500,000
7.	Purchase Price	TBN
8.	Purchaser Branding	All registered and unregistered trademarks owned by the Purchaser.

1.Agreement and Term

1.1This Agreement is made between the parties listed in the table and starts on the Commencement Date and will continue for a period of 3 years unless terminated in accordance with this Agreement (the “Term”).

1.2This Agreement applies to all purchases made by the Purchaser from Gelteq during the Term.

2.Exclusivity

2.1During the Term, the Purchaser appoints Gelteq as the exclusive manufacturer of all gel products that contain bergamot and UBN in respect of the Territory.

2.2Gelteq agrees that during the Term of this Agreement it will not manufacture gels containing Bergamot or UBN as the main or majority ingredient for any other company in the Territory.

3.Manufacturer Appointment

3.1The Purchaser agrees to Purchase the Products in the minimum quantity of 500,000 units of Product during the 3-year Term, a minimum of 250,000 of those must be purchased within the first 12 months of the Term.  If manufacturing is delayed for any reason, this initial 12 month period may be extended upon the written agreement of both parties.

3.2In order for this Agreement to proceed, within the first 4 months from the Commencement Date, the parties will agree on the gel formulation, composition of the flavours, packaging and types of products that will make up the 500,000 minimum order units.

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4.Branding

4.1The parties agree that the Products will be manufactured by Gelteq and will be branded with the Purchaser’s branding.  The parties will mutually agree upon the branding to be applied to the Product, including, but not limited to, packaging and marketing materials bearing the Purchaser’s Brand.

4.2The Purchaser grants Gelteq a royalty free, sub-licensable, non-exclusive licence to use the Purchaser’s Branding for the purpose of developing and branding the Product and any marketing and ancillary materials related to the Product and for the sole purpose of the Purchaser’s own marketing and promotional material.    The Purchaser warrants and represents to Gelteq that it has the right to grant the licence provided in this Agreement.

4.3The Purchaser agrees that in accepting the licence in clause 4.2 above and in using and applying the Purchaser Branding to the Product that Gelteq will not be in breach of any third-party intellectual property.

5.Licence Fee, Price and Royalty

5.1The Purchaser agrees that it will pay a licence fee of $150,000 to Gelteq in consideration of being able to use the Gelteq brand on its packaging and utilising a private label gel formulation for the agreed term. (Licence Fee).  Gelteq agrees that the Licence Fee may be paid in shares in the Purchaser.

5.2Both parties will agree on the final Purchase Price per unit.

5.3In addition to the Licence Fee and the Purchase Price, the Purchaser agrees to pay Gelteq a royalty of 5% (five percent) of the total price bought by the Purchaser.  Such amounts must be paid to Gelteq quarterly and must be accompanied with a statement of sales made.

6.Local law obligations

6.1The Purchaser acknowledges and agrees that it is the responsibility of the Purchaser to ensure that the packaging, labelling and selling of the Product in the Territory complies with any laws of the Territory.

6.2The Purchaser agrees that it will take out and maintain at its cost, all necessary insurances required to cover the risk of liability in relation to the Products, including product and public liability insurance.

6.3The Purchaser acknowledges and agrees that other than the Purchaser Branding, Gelteq owns all Intellectual Property Rights in the Products and it will not challenge or infringe such intellectual property rights.

6.4The Purchaser warrants and represents to Gelteq that it will comply with any applicable licenses, laws, regulations, industry standards or codes of conduct, health and safety requirements in carrying out its obligations under this Agreement.

7.Intellectual Property

7.1The Purchaser must at all times do all things reasonably necessary to protect and prevent the Gelteq intellectual property from unauthorised use in the Territory.

8.Termination

8.1Termination for convenience

(a)Prior to the Purchaser providing approval of the formulations, the price per unit and packaging pursuant to clause 3.2, either party may terminate this Agreement for any reason, at any time, by giving 30 Business Days written notice to the other.

8.2Termination for breach

Without affecting any other right or remedy available to it, either party may terminate this Agreement with immediate effect by giving written notice to the other, if:

(a)the other party fails to pay any amount due under this Agreement on the due date for payment;

(b)the other party fails to perform its obligations under any provision of this Agreement, whether material or not, within a period of 10 Business Days’ after written notice from the other party to do so;

(c)the other party commits a breach of any term of this Agreement and either:

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(i)the breach is irremediable; or

(ii)the breach is remediable and the defaulting party fails to remedy that breach within a period of 10 Business Days' after the defaulting party has, or is deemed to have, received written notice requesting it to do so; or

(d)either party is no longer able to pay its debts as and when they fall due or an application is made to a court for its bankruptcy, winding up or for a controller, liquidator or administrator to control the company, or such similar event.

(e)If Gelteq commits a breach that cannot be remedied in the time frame as specified under this Agreement and the Purchaser terminates the Agreement as a result of such breach, then Gelteq agrees to return the Licence Fee in proportion to the length of time that has expired of this Agreement (for example if the Agreement is terminated after 12 months, then two thirds of the Licence Fee will be returned).

9.Confidentiality

9.1The Purchaser agrees to keep the terms of this agreement confidential.

9.2Any public announcement in relation to this Agreement must be mutually agreed to prior to such announcement.

9.3Nothing in this Agreement prevents any confidential information being disclosed to the extent required by law or any competent regulatory body, however a party required to disclose any confidential information shall promptly notify the other party, where practicable and lawful to do so before disclosure occurs.

10.Limitation of liability

10.1The Purchaser acknowledges and agrees that it is solely liable for any action, loss, expense, cost, claim, damage, or liability (Liability) in relation to the Products once Delivered to the Purchaser, including any third-party claims.  Gelteq excludes any Liability to the Purchaser, whether in contract, tort (including negligence) or otherwise, for any special, indirect or consequential loss arising under or in connection with this Agreement or the Products.

If Gelteq is liable under this Agreement for any matter which by law is not able to be released or excluded, then to the extent permitted by law, the maximum aggregate liability of Gelteq under this Agreement for any reason whatsoever, whether arising in tort or contract or any other cause of action, is hereby limited to $50,000.

10.2Subject to the other terms of this clause and to the to the maximum extent permitted by law, Gelteq excludes all rights, representations, guarantees, conditions, warranties, undertakings, remedies or other terms in relation to the Products that are not expressly set out in this Agreement.

10.3Nothing in this Agreement limits, excludes or purports to limit or exclude any applicable obligations of Gelteq that cannot be limited or excluded by law (including Australian Consumer Law).

10.4The parties agree to carry general and product liability insurance appropriate to the product being sold in respect of product, ingredient or manufacturing defects in an amount not less than ONE MILLION UNITED STATES DOLLARS ($1,000,000.00 USD) each occurrence and THREE MILLION UNITED STATES DOLLARS ($3,000,000.00 USD) in the aggregate.

11.Indemnity

11.1The Purchaser hereby indemnifies and holds Gelteq, its shareholders, directors, employees, agents and sub-contractors harmless against all and any liabilities that they may suffer, which are caused (irrespective of whether directly or indirectly, wholly or partially) as a result of or in connection with:

(a)any claim, action or dispute with respect of the Products or intellectual property rights in the Purchaser Branding;

(b)the distribution or resale of the Products by the Purchaser, including but not limited to any act or omission by the Purchaser in connection with the distribution of the Products;

(c)any act, omission, fraud or negligence of the Purchaser or its directors or employees;

(d)any breach by the Purchaser of any applicable laws or warranties given by the Purchaser under this Agreement.

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11.2Gelteq hereby indemnifies and holds the Purchaser, its shareholders, directors harmless against all and any liabilities that they may suffer, which are caused (irrespective of whether directly or indirectly, wholly or partially) as a result of or in connection with:

(a)a defect in the manufacturing of the Products;

(b)any breach by the Purchaser of any applicable laws or warranties given by the Purchaser under this Agreement; or

(c)any gross negligence of Gelteq or itsdirectors or employees.

12.General

12.1Counterparts: This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this Agreement.

12.2Entire agreement: This Agreement is the entire agreement between the parties and supersedes all and any communications, negotiations, arrangements and agreements, whether oral or written, between the parties in respect of the matters that are the subject of this Agreement.

12.3Force Majeure: Neither party shall be liable for any delay or failure to perform its obligations pursuant to this Agreement if such delay is due to an act beyond its reasonable control (and such obligations will be suspended) except for an obligation to make payment of amounts then due and payable.  The party affected by the event must take reasonable steps to remove the Force Majeure as soon as reasonably possible, or to mitigate and minimise its duration or effect.

12.4Waiver: A failure by either party to take action to enforce its rights does not constitute a waiver of any right or remedy under this Agreement unless it is in writing signed by the party granting the waiver.

12.5Jurisdiction: The parties irrevocably submit to the exclusive jurisdiction of the courts of the state of Victoria, Australia.

12.6Governing law: This Agreement will be governed by and construed and interpreted in accordance with the laws of Victoria, Australia.

12.7Legal. Gelteq and Purchaser agree to mediation in the state of Victoria, Australia and abide by decisions determined by the mediator.

Executed as an Agreement

Executed in accordance with section 127 of the Corporations Act 2001 (Cth) by Gelteq Pty Ltd:
/s/ Nathan, Givoni	/s/ Nathan, Givoni
Director Signature	Director/Company Secretary Signature
Nathan, Givoni	Nathan, Givoni
Print Name	Print Name
7—11-2021
Date Signed

Executed by Healthy Extracts Inc.

   /s/ Kevin (Duke), Pitts                                   /s/ Kevin (Duke), Pitts

Director Signature	Director/Company Secretary Signature
Kevin (Duke), Pitts	Kevin (Duke), Pitts
Print Name	Print Name
7-9-2021

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Date Signed

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